UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 14, 2011

LOWE'S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowe's Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On October 14, 2011, Lowe’s Companies, Inc. (the Company) approved plans to close 20 underperforming stores across the U.S.  Ten of these locations closed at the end of business Sunday, October 16, 2011.  The remaining 10 locations will close within approximately one month.  The decision to close stores is the result of the Company’s realignment of its store operations structure and its efforts to focus resources in a manner that will generate the greatest shareholder value.

The Company expects to recognize total exit costs related to the store closings of $100 to $130 million, including costs associated with lease obligations, employee terminations and inventory adjustments.    Charges associated with lease obligations, net of estimated sublease income, are estimated to range from $80 to $100 million.  Charges associated with employee termination costs are estimated to range from $10 to $15 million.  Charges associated with the lower of cost or market adjustments to inventory are expected to range from $10 to $15 million.  All estimated amounts are subject to change until finalized.  Charges for these exit costs are expected to be recorded in the third and fourth quarters of fiscal 2011.  Total future cash outflows associated with these charges, consisting of net payments on the lease obligations over remaining lease terms and employee termination costs, are expected to be $90 to $115 million.

Item 2.06.  Material Impairments.

As disclosed in Item 2.05 above, on October 14, 2011, the Company approved plans to close 20 underperforming stores across the U.S.  In addition, after completing a comprehensive review of its pipeline of proposed new stores, the Company approved plans on October 14, 2011, to discontinue a number of planned new store projects.  The Company now expects to open 10 to 15 stores per year in North America from 2012 forward, compared to a prior assumption of approximately 30 stores per year.   The store closings and discontinued projects are expected to result in non-cash charges ranging from $245 to $285 million for impairment of the Company’s long-lived assets associated with these locations and the write-off of discontinued project costs.  These non-cash charges are expected to be recognized entirely in the third quarter of fiscal 2011.

Item 8.01.   Other Events.

On October 17, 2011, the Company issued a press release announcing the store closings and discontinued new projects discussed in Items 2.05 and 2.06.  The Company stated in its press release that it expects the financial impacts associated with these store closings and discontinued projects to be $0.17 to $0.20 per diluted share for fiscal 2011.  This expected impact reflects the anticipated charges of $345 to $415 million, as described in Items 2.05 and 2.06 above.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

99.1           Press release dated October 17, 2011, announcing the Company’s closing of 20 underperforming stores.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOWE'S COMPANIES, INC.

Date: October 17, 2011	By:	/s/ Matthew V. Hollifield
Matthew V. Hollifield
Senior Vice President and Chief Accounting Officer